EXHIBIT A


   First Trust Dow Jones STOXX(R) European Select Dividend Index Fund
   First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund First Trust Dow Jones Global Select Dividend Index Fund
   First Trust Europe Select AlphaDEX(TM) Fund
   First Trust Japan Select AlphaDEX(TM) Fund
   First Trust Global IPO Index Fund
   First Trust ISE Global Wind Energy Index Fund
   First Trust ISE Global Engineering and Construction Index Fund
   First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund First Trust ISE Global Copper Index Fund
   First Trust ISE Global Platinum Index Fund